Exhibit 99.1

Vince Holding Corp. Reports Fourth Quarter and Fiscal Year 2019 Results

Provides Update on COVID-19 Related Actions

NEW YORK, New York – June 9, 2020 – Vince Holding Corp. (NYSE:VNCE), a leading global contemporary group (“Vince” or the “Company”), today reported financial results for the fourth quarter and fiscal year 2019 ended February 1, 2020.

In this press release, the Company is presenting its financial results in conformity with U.S. generally accepted accounting principles ("GAAP") as well as on an "adjusted" basis.  Adjusted results presented in this press release are non-GAAP financial measures.  See "Non-GAAP Financial Measures" below for more information about the Company's use of non-GAAP financial measures and Exhibit 3 to this press release for a reconciliation of GAAP measures to such non-GAAP measures.

Highlights for the fourth quarter ended February 1, 2020:

•	Total Company net sales increased 6.0% to $104.4 million as compared to the fourth quarter last year.
•	Vince brand direct-to-consumer segment sales grew 13.1% as compared to the fourth quarter last year; comparable sales increased 7.7%.
•	Vince brand wholesale segment sales increased 11.5% to $45.0 million compared to the same period last year.
•	Loss from operations for the total Company was $3.3 million.
•

Excluding transaction and related costs associated with the acquisition of Rebecca Taylor and Parker (“Acquired Businesses”) and non-cash asset impairment charges total Company loss from operations was $0.3 million.

Brendan Hoffman, Chief Executive Officer, commented, “The first half of 2020 has been challenged by a global pandemic and social unrest related to racial injustice.  We hope for a meaningful path to recovery, equality and unity.  While much has changed since the end of our fourth quarter, we believe the strong momentum in our Vince brand prior to the pandemic and the steps we have since taken to protect our business will prepare us to navigate the evolving retail landscape.

Mr. Hoffman continued, “Looking back on our fourth quarter and full year earnings results, we exceeded our expectations. We were pleased to see the momentum continue at the Vince brand driven by strong performance at both our direct-to-consumer business and wholesale channel. We had also made meaningful progress with the integration of our Rebecca Taylor and Parker acquisition.

“We saw strong results continue into the first quarter, however, upon the COVID-19 outbreak, we were challenged by the temporary closure of our Vince and Rebecca Taylor retail stores as well as our wholesale partners’ doors. We focused resources on our eCommerce sites and were particularly pleased to see the level of customer engagement on Vince.com, which experienced a surge in demand starting in late March that has continued into June. We will provide more detail when we report our preliminary first quarter earnings results on June 16th. As we move forward, we will look to leverage our portfolio of brands, talented teams and premier global market position to drive growth within the evolving omni-channel landscape,” Mr. Hoffman concluded.

COVID-19 Update

In response to the COVID-19 pandemic, the Company has implemented, and continues to implement, various measures, including:

•	furloughing all of its retail store associates during the store closure period as well as a significant portion of its corporate associates;
•	temporarily reducing retained employee salaries and board retainer fees;
•	engaging in active discussions with landlords to address the current operating environment including rent, while reopening a limited number of stores in accordance with the applicable regulations;
•

executing other operational initiatives to carefully manage investments across all key areas, including aligning inventory levels with anticipated demand and reevaluating non-critical capital build-out and other investments and activities; and

•	streamlining its expense structure in all areas such as marketing, distribution, and product development to align with the business environment and sales opportunities.

Other Subsequent Events

On June 8, 2020, Vince, LLC, an indirectly wholly owned subsidiary of the Company, entered into the Third Amendment (the “Third Revolver Amendment”) to the existing Revolving Credit Facility and the Third Amendment (the “Third Term Loan Amendment”) to the existing Term Loan Credit Facility.  The Third Revolver Amendment, among others, temporarily increased availability under the facility’s borrowing base by increasing the aggregate commitments to $110 million from $100 million through November 30, 2020 and revising certain eligibility criteria of trade receivables to be included in the borrowing base during that period, as well as waived certain events of default.  The Third Term Loan Amendment, among others, waived certain events of default, as well as temporarily suspended the requirement to maintain a specified Consolidated Fixed Charge Coverage Ratio through the delivery of a compliance certificate relating to the fiscal quarter ending July 31, 2021, and replaced it with a springing covenant, under which the obligation to maintain a specified Consolidated Fixed Charge Coverage Ratio of 1.0 to 1.0 is triggered only when the excess availability under the Revolving Credit Facility falls below $15 million, or for the period between September 6, 2020 and January 9, 2021, $10 million, or for the period between January 10, 2021 and January 31, 2021, $12.5 million, with the ability to cure any default thereunder by including any amount provided by equity or subordinated debt in the excess availability.  See the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission simultaneously with this release for more information on these amendments.

In addition, affiliates of Sun Capital Partners, Inc., who currently own approximately 72% of the outstanding shares of the Company’s common stock, have committed through June 15, 2021 to provide financial support to the Company of up to $8.0 million upon the occurrence of certain events and conditions.

As of June 8, 2020 the Company has reopened four of its retail stores.  The Company plans to continue to reopen its remaining stores in accordance with state and local regulations and adhere to all applicable health and safety measures.

For the fourth quarter ended February 1, 2020:

•	Total net sales increased 6.0% to $104.4 million compared to $98.5 million in the fourth quarter of fiscal 2018.
•

Gross profit was $46.2 million, or 44.2% of net sales, compared to gross profit of $45.7 million, or 46.3% of net sales, in the fourth quarter of fiscal 2018. The 210 basis point decrease was due to a decline in gross margin from Rebecca Taylor and Parker, partially offset by an increase in gross margin at the Vince brand.  The decline in the Rebecca Taylor and Parker gross margin was a result of year-over-year adjustments to inventory reserves as well as higher sales allowances and tariff costs.  The increase in the Vince brand gross margin was driven by efficiencies in the product development cycle, sourcing initiatives, and channel and product mix, partially offset by year-over-year adjustments to inventory reserves and an increase in tariff costs.

•

Selling, general, and administrative expenses were $49.5 million, or 47.4% of sales, compared to $43.8 million, or 44.4% of sales, in the fourth quarter of fiscal 2018. The growth in SG&A dollars was primarily the result of increased compensation and benefits partially related to growth in stores, transaction and related costs associated with the acquisition of Rebecca Taylor and Parker, increased marketing investments, higher occupancy costs related to new stores, and investments in its eCommerce and Vince Unfold platforms.

•

Loss from operations was $3.3 million compared to income from operations of $1.9 million in the same period last year. Excluding transaction and related costs associated with the acquisition of Rebecca Taylor and Parker, and non-cash asset impairment charges adjusted loss from operations was $0.3 million. This compares to an adjusted operating income of $3.6 million in the fourth quarter of fiscal 2018.

•

Other income reflects a Tax Receivable Agreement (“TRA”) adjustment of $56.0 million largely resulting from changes in the levels of projected pre-tax income primarily as a result of the impact of the Acquired Businesses, as well as due to the impact of the net operating losses from the Acquired Businesses.

•

Net income was $51.7 million or $4.29 per diluted share compared to net income of $0.2 million or $0.01 per diluted share in the same period last year. Excluding the aforementioned TRA adjustment of $56.0 million, transaction and related costs associated with the acquisition of Rebecca Taylor and Parker, and non-cash asset impairment charges adjusted net loss was $1.2 million or a loss of $0.10 per share.  This compares to adjusted net income of $1.8 million or $0.16 per diluted share in the same period last year. Please refer to Exhibit 3 for a reconciliation of GAAP measures to non-GAAP measures.

•	The Company ended the quarter with 68 company-operated Vince and Rebecca Taylor stores, a net increase of 2 stores since the fourth quarter of fiscal 2018.

Vince

•	Net sales increased 12.3% to $87.3 million as compared to the fourth quarter of fiscal 2018.
•	Wholesale segment sales increased 11.5% to $45.0 million compared to the fourth quarter of fiscal 2018.
•	Direct-to-consumer segment sales increased 13.1% to $42.4 million compared to the fourth quarter of fiscal 2018. Comparable sales increased 7.7%.
•	Income from operations excluding unallocated corporate expenses was $18.7 million compared to $14.8 million in the same period last year.

Rebecca Taylor and Parker

•	Net sales decreased 17.7% to $17.1 million as compared to the fourth quarter of fiscal 2018.
•

Loss from operations was $6.2 million compared to a loss of $89,000 in the same period last year.  This includes transaction and related costs associated with the acquisition of Rebecca Taylor and Parker of approximately $2.5 million.

Net Sales and Operating Results by Segment:

	Three Months Ended
(in thousands)	February 1, 2020	February 2, 2019**
Net Sales:
Vince Wholesale	$44,955	$40,310
Vince Direct-to-consumer	42,385	37,473
Rebecca Taylor and Parker	17,068	20,739
Total net sales	$104,408	$98,522

(Loss) income from operations:
Vince Wholesale	$13,835	$12,738
Vince Direct-to-consumer	4,902	2,088
Rebecca Taylor and Parker	(6,202)	(89)
Subtotal	12,535	14,737
Unallocated corporate*	(15,836)	(12,866)
Total (loss) income from operations	$(3,301)	$1,871

* Unallocated corporate expenses are related to the Vince brand and are comprised of selling, general and administrative expenses attributable to corporate and administrative activities (such as marketing, design, finance, information technology, legal and human resource departments), and other charges that are not directly attributable to the Company’s Vince Wholesale and Vince Direct-to-consumer reportable segments.

**Fiscal 2018 amounts reflect the retrospective combination of the entities.

For the fiscal year ended February 1, 2020:

•	Total net sales increased 3.7% to $375.2 million from $361.7 million in fiscal year 2018.
•

Operating loss was $20.4 million, or 5.4% of net sales, compared to operating income of $5.4 million in fiscal 2018. Excluding non-cash asset impairment charges and transaction and related costs associated with the acquisition of Rebecca Taylor and Parker, adjusted operating income was $3.5 million in fiscal 2019 as compared to adjusted operating income of $7.0 million in the same period last year.

•

Other income reflects a TRA adjustment of $56.0 million largely resulting from changes in the levels of projected pre-tax income primarily as a result of the impact of the Acquired Businesses, as well as due to the impact of the net operating losses from the Acquired Businesses.

•

Net income was $30.4 million, or $2.55 per diluted share compared to a net loss of $2.0 million, or $0.17 per share, in fiscal 2018. Excluding the aforementioned TRA adjustment of $56.0 million, transaction and related costs associated with the acquisition of Rebecca Taylor and Parker, and non-cash asset impairment charges adjusted net loss was $1.7 million, or $0.14 per share, compared to adjusted net loss of $274,000, or $0.02 per share, in the same period last year. Please refer to Exhibit 3 for a reconciliation of GAAP measures to non-GAAP measures.

Vince

•	Net sales increased 7.6% to $300.2 million as compared to fiscal 2018.
•	Wholesale segment sales increased 4.5% to $166.8 million compared to fiscal 2018.
•	Direct-to-consumer segment sales increased 11.8% to $133.4 million compared to fiscal 2018. Comparable sales increased 6.6%.
•	Income from operations excluding unallocated corporate expenses was $65.6 million compared to $54.5 million in the same period last year.

Rebecca Taylor and Parker

•	Net sales decreased 9.4% to $75.0 million as compared to fiscal 2018.
•

Loss from operations was $28.6 million compared to income from operations of $1.2 million in the same period last year. This includes non-cash asset impairment charges of $20.2 million as well as transaction and related costs associated with the acquisition of Rebecca Taylor and Parker of approximately $2.5 million.

Net Sales and Operating Results by Segment:

	Fiscal Year Ended
(in thousands)	February 1, 2020	February 2, 2019**
Net Sales:
Vince Wholesale	$166,805	$159,635
Vince Direct-to-consumer	133,412	119,316
Rebecca Taylor and Parker	74,970	82,728
Total net sales	$375,187	$361,679

(Loss) income from operations:
Vince Wholesale	$55,440	$48,078
Vince Direct-to-consumer	10,127	6,442
Rebecca Taylor and Parker	(28,562)	1,218
Subtotal	37,005	55,738
Unallocated corporate*	(57,395)	(50,381)
Total (loss) income from operations	$(20,390)	$5,357

* Unallocated corporate expenses are related to the Vince brand and are comprised of selling, general and administrative expenses attributable to corporate and administrative activities (such as marketing, design, finance, information technology, legal and human resource departments), and other charges that are not directly attributable to the Company’s Vince Wholesale and Vince Direct-to-consumer reportable segments.

**Fiscal 2018 amounts reflect the retrospective combination of the entities.

Balance Sheet

The Company ended the fourth quarter of fiscal 2019 with $52.5 million of borrowings under its debt agreements, reflecting a decline of $11.7 million since the same period last year. The decrease was due to a $17.6 million decrease related to the Acquired Businesses short term borrowings and $2.8 million of net repayments to the term loan facility, partially offset by an $8.7 million increase under the Company’s revolving credit facility as a result of the payoff of the outstanding debt obligations under the credit facility of the Acquired Businesses.

Net inventory at the end of the fourth quarter of fiscal 2019 was $66.4 million compared to $71.6 million at the end of the fourth quarter of fiscal 2018.

Capital expenditures for the fourth quarter of fiscal 2019 totaled approximately $1.0 million.

Outlook

Due to the uncertainty related to the impact of the COVID-19 pandemic, the Company is not providing an outlook for fiscal 2020, as previously announced.

The COVID-19 pandemic remains volatile and continues to evolve on a daily basis, which could negatively affect the outcome of the measures intended to address its impact and/or our current expectations of the Company’s future business performance.

Preliminary First Quarter Earnings Date and Conference Call

The Company plans to report its preliminary first quarter 2020 financial results post-market on Tuesday, June 16, 2020. The Company also plans to hold a conference call to discuss its preliminary financial results on the same day at 4:30 p.m. ET.

The conference call will be hosted by Vince Holding Corp. Chief Executive Officer, Brendan Hoffman, and Executive Vice President and Chief Financial Officer, David Stefko. During the conference call, the Company may make comments concerning business and financial developments, trends and other business or financial matters. The Company's comments, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (833) 235-5655, conference ID 2567292. Any interested party will also have the opportunity to access the call via the Internet at http://investors.vince.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 12 months after the date of the event. Recordings may be accessed at http://investors.vince.com/.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company has provided, with respect to financial results relating to the fourth quarter and the fifty-two week period of fiscal 2019, adjusted operating income (loss), adjusted income (loss) before income taxes, adjusted income taxes, adjusted net income (loss) and adjusted earnings (loss) per share, which are non-GAAP measures, in order to eliminate the effect of one-time transaction and related costs associated with the acquisition of Rebecca Taylor and Parker, non-cash asset impairment charges, and the TRA adjustment. In addition, with respect to financial results relating to the fourth quarter and the fifty-two week period of fiscal 2018, adjusted operating income (loss), adjusted income (loss) before income taxes, adjusted income taxes, adjusted net income (loss) and adjusted earnings (loss) per share, which are non-GAAP measures, in order to eliminate the effect on operating results of non-cash asset impairment charges. The Company believes that the presentation of these non-GAAP measures facilitates an understanding of the Company's continuing operations without the impact associated with the aforementioned items.  While these types of events can and do recur periodically, they are excluded from the indicated financial information due to their impact on the comparability of earnings across periods.  Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.  A reconciliation of GAAP to non-GAAP results has been provided in Exhibit 3 to this press release.

ABOUT VINCE HOLDING CORP.

Vince Holding Corp. is a global contemporary group, consisting of three brands: Vince, Rebecca Taylor and Parker. Vince, established in 2002, is a leading global luxury apparel and accessories brand best known for creating elevated yet understated pieces for every day effortless style. Known for its range of luxury products, Vince offers women’s and men’s ready-to-wear, footwear and accessories through 49 full-price retail stores, 14 outlet stores, and its e-commerce site, vince.com and through its subscription service Vince Unfold, www.vinceunfold.com, as well as through premium wholesale channels globally. Rebecca Taylor, founded in 1996 in New York City, is a high-end women’s contemporary lifestyle brand inspired by beauty in the everyday. The Rebecca Taylor collection is available at six full-price retail stores, through our e-commerce site at rebeccataylor.com and through its subscription service Rebecca Taylor RNTD, www.rebeccataylorrntd.com, as well as through high-end department and specialty stores in select international markets. Parker, founded in 2008 in New York City, is a contemporary women’s fashion brand that is trend focused. The Parker collection is available at high-end department and specialty stores in select international markets. Please visit www.vince.com for more information.

Forward-Looking Statements: This document, and any statements incorporated by reference herein, contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, margins, expenses and earnings and are indicated by words or phrases such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “estimate,” “plan,” “target,” “project,” “forecast,” “envision” and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the results or benefits anticipated. These forward-looking statements are not guarantees of actual results, and our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: the impact of the novel coronavirus (COVID-19) pandemic on our business, results of operations and liquidity; the expected effects of the acquisition of Rebecca Taylor and Parker (the “Acquired Businesses”) on the Company; our ability to integrate the Acquired Businesses with Vince, including our ability to retain customers, suppliers and key employees; our ability to realize the benefits of our strategic initiatives; our ability to maintain our larger wholesale partners; the execution and management of our retail store growth plans; our ability to make lease payments when due; our ability to expand our product offerings into new product categories, including the ability to find suitable licensing partners; our ability to comply with the obligations under our credit facilities; our ability to continue having the liquidity necessary to service our debt, meet contractual payment obligations, and fund our operations; our ability to remediate the identified material weakness in our internal control over financial reporting; our ability to optimize our systems, processes and functions; our ability to mitigate system security risk issues, such as cyber or malware attacks, as well as other major system failures; our ability to comply with privacy-related obligations; our ability to comply with domestic and international laws, regulations and orders; changes in laws and regulations; our ability to ensure the proper operation of the distribution facilities by third-party logistics providers; our ability to anticipate and/or react to changes in customer demand and attract new customers, including in connection with making inventory commitments; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection and customer service; our ability to keep a strong brand image; changes in global economies and credit and financial markets; our ability to attract and retain key personnel; our ability to protect our trademarks in the U.S. and internationally; the execution and management of our international expansion, including our ability to promote our brand and merchandise outside the U.S. and find suitable partners in certain geographies; our current and future licensing arrangements; the extent of our foreign sourcing; fluctuations in the price, availability and quality of raw materials; commodity, raw material and other cost increases; our reliance on independent manufacturers; seasonal and quarterly variations in our revenue and income; further impairment of our goodwill and indefinite-lived intangible assets; competition; other tax matters; and other factors as set forth from time to time in our Securities and Exchange Commission filings, including those described under “Item 1A—Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available, except as required by law.

Investor Relations Contact:

ICR, Inc.
Jean Fontana, 646-277-1214
Jean.fontana@icrinc.com

Vince Holding Corp. and Subsidiaries	Exhibit (1)
Consolidated Statements of Operations
(Unaudited, amounts in thousands
except percentages, share and per
share data)

	Three Months Ended		Fiscal Year
	February 1,	February 2,	February 1,	February 2,
	2020	2019*	2020	2019*
Net sales	$104,408	$98,522	$375,187	$361,679
Cost of products sold	58,221	52,868	196,757	192,273
Gross profit	46,187	45,654	178,430	169,406
as a % of net sales	44.2%	46.3%	47.6%	46.8%
Selling, general and administrative expenses	49,488	43,783	179,329	164,049
as a % of net sales	47.4%	44.4%	47.8%	45.3%
(Loss) Income from operations	(3,301)	1,871	(20,390)	5,357
as a % of net sales	(3.2)%	1.9%	(5.4)%	1.5%
Interest expense, net	1,052	1,463	4,958	6,922
Other (Income) expense, net	(55,968)	141	(55,842)	237
Income (loss) before income taxes	51,615	267	30,494	(1,802)
Provision (benefit) for income taxes	(69)	110	98	156
Net income (loss)	$51,684	$157	$30,396	$(1,958)
Earnings (loss) per share:
Basic earnings (loss) per share	$4.42	$0.01	$2.60	$(0.17)
Diluted earnings (loss) per share	$4.29	$0.01	$2.55	$(0.17)
Weighted average shares outstanding:
Basic	11,680,033	11,622,134	11,665,541	11,619,828
Diluted	12,041,825	11,746,654	11,929,299	11,619,828

* Fiscal 2018 amounts reflect the retrospective combination of the entities.

Vince Holding Corp. and Subsidiaries	Exhibit (2)
Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	February 1,	February 2,
	2020	2019*
ASSETS
Current assets:
Cash and cash equivalents	$466	$209
Trade receivables, net	40,660	38,038
Inventories, net	66,393	71,634
Prepaid expenses and other current assets	6,725	9,634
Total current assets	114,244	119,515
Property and equipment, net	25,274	29,317
Operating lease right-of-use assets	94,632	—
Intangible assets, net	81,533	100,491
Goodwill	41,435	43,564
Deferred income taxes and other assets	5,184	4,145
Total assets	$362,302	$297,032

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$43,075	$40,256
Accrued salaries and employee benefits	9,620	6,933
Other accrued expenses	14,194	11,633
Short-term lease liabilities	20,638	—
Short-term borrowings	—	17,649
Current portion of long-term debt	2,750	2,750
Total current liabilities	90,277	79,221
Long-term debt	48,680	42,340
Deferred rent	—	17,177
Long-term lease liabilities	90,211	—
Other liabilities	2,354	59,048
Stockholders' equity	130,780	99,246
Total liabilities and stockholders' equity	$362,302	$297,032

* Fiscal 2018 amounts reflect the retrospective combination of the entities.

Vince Holding Corp. and Subsidiaries	Exhibit (3)
Non-GAAP Tables
(Unaudited, amounts in thousands
except percentages, share and per
share data)

	For the three months ended February 1, 2020
	As Reported (GAAP)	Retail Store Impairment Charge	Goodwill and Intangibles Impairment Charge	Transaction and Related Costs	TRA Adjustment	As Adjusted (Non-GAAP)
Loss from operations	$(3,301)	$(177)	$-	$(2,853)	$—	$(271)
Interest expense, net	1,052	—	—	—	—	$1,052
Other (income) expense, net	(55,968)	—	—	—	(55,953)	$(15)
Income (loss) before income taxes	51,615	(177)	-	(2,853)	55,953	$(1,308)
Benefit for income taxes	(69)	-	-	-	—	$(69)
Net Income (loss)	$51,684	$(177)	$-	$(2,853)	$55,953	$(1,239)
Earnings (loss) per share	$4.29	$(0.01)	$-	$(0.24)	$4.65	$(0.10)	(1)

	For the three months ended February 2, 2019*
	As Reported (GAAP)	Retail Store Impairment Charge	Goodwill and Intangibles Impairment Charge	Transaction and Related Costs	TRA Adjustment	As Adjusted (Non-GAAP)
Income (loss) from operations	$1,871	$(1,684)	$-	$-	$—	$3,555
Income (loss) before income taxes	267	(1,684)	-	-	-	$1,951
Provision for income taxes	$110	—	—	—	—	$110
Net Income (loss)	$157	$(1,684)	$-	$-	$-	$1,841
Earnings (loss) per share	$0.01	$(0.14)	$-	$-	$-	$0.16	(2)

(1) Based on weighted-average shares outstanding of 11,680.033 for the three months ended February 1, 2020, which excludes the effect of dilutive equity securities.

(2) Based on weighted-average shares outstanding of 11,746,654 for the three months ended February 2, 2019.

* Fiscal 2018 amounts reflect the retrospective combination of the entities.

	For the twelve months ended February 1,2020
	As Reported (GAAP)	Retail Store Impairment Charge	Goodwill and Intangibles Impairment Charge	Transaction and Related Costs	TRA Adjustment	As Adjusted (Non-GAAP)
(Loss) income from operations	$(20,390)	$(818)	$(19,491)	$(3,571)	$—	$3,490
Interest expense, net	4,958	—	—	—	—	$4,958
Other (income) expense, net	(55,842)	—	—	—	(55,953)	$111
Income (loss) before income taxes	30,494	(818)	(19,491)	(3,571)	55,953	$(1,579)
Provision for income taxes	98	-	-	-	—	$98
Net Income (loss)	$30,396	$(818)	$(19,491)	$(3,571)	$55,953	$(1,677)
Earnings (loss) per share	$2.55	$(0.07)	$(1.63)	$(0.30)	$4.69	$(0.14)	(1)

	For the twelve months ended February 2, 2019*
	As Reported (GAAP)	Retail Store Impairment Charge	Goodwill and Intangibles Impairment Charge	Transaction and Related Costs	TRA Adjustment	As Adjusted (Non-GAAP)
Income (loss) from operations	$5,357	$(1,684)	$-	$-	$—	$7,041
Loss before income taxes	(1,802)	(1,684)	-	-	-	$(118)
Benefit for income taxes	$156	—	—	—	—	$156
Net loss	$(1,958)	$(1,684)	$-	$-	$-	$(274)
Loss per share	$(0.17)	$(0.14)	$-	$-	$-	$(0.02)	(2)

(1) Based on weighted-average shares outstanding of 11,665,541 for the twelve months ended February 1, 2020, which excludes the effect of dilutive equity securities.

(2) Based on weighted-average shares outstanding of 11,619,828 for the twelve months ended February 2, 2019, which excludes the effect of dilutive equity securities.

* Fiscal 2018 amounts reflect the retrospective combination of the entities.